                                 Exhibit 99.4
                         Restated Financial Statements

                            EarthWatch Incorporated
                         (A Development Stage Company)


                       Report of Independent Accountants
--------------------------------------------------------------------------------


To the Board of Directors and Stockholders of EarthWatch Incorporated:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity (deficit) and of cash flows, after the restatement described in Note 13, present fairly, in all material respects, the financial position of EarthWatch Incorporated (a development stage company) and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 for the consolidated statement of operations and cash flows, and for each of the five years in the period ended December 31, 1999 for the consolidated statement of stockholders' equity (deficit), in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Denver, Colorado
March 31, 2000, except with respect to Note 13 for which the date is August 15, 2000

                            EarthWatch Incorporated
                         (A Development Stage Company)

                                                    Consolidated Balance Sheet
---------------------------------------------------------------------------------------------------------------------------------
                                                                  December 31,        December 31,           March 31,
                                                                     1998                1999                  2000
                                                                                                            (Unaudited)
                            ASSETS
Current assets:
   Cash and cash equivalents                                      $ 5,044,605         $ 82,193,314          $ 63,119,066
      Accounts receivable, net of allowance of
          $0, $90,646, and $43,118, at December 31, 1998
          and 1999, and March 31, 2000, respectively                  720,034              768,029                83,338
   Investment securities                                                    -            3,026,480                     -
   Investment securities - restricted                               6,664,347           28,374,848            28,641,042
      Other assets                                                    474,092              968,769               415,665
                                                                  -----------         ------------          ------------
           Total current assets                                    12,903,078          115,331,440            92,259,111
                                                                  -----------         ------------          ------------
Property, plant, and equipment:
      Construction in progress                                     59,696,137          143,716,962           163,220,303
      Computer equipment and software                              10,287,166           12,275,986            13,687,733
      Machinery and equipment                                       5,406,435            5,665,918             5,748,545
      Furniture and fixtures                                          913,837            1,113,073             1,187,586
                                                                  -----------         ------------          ------------
                                                                   76,303,575          162,771,939           183,844,167
      Accumulated depreciation                                     (8,251,176)         (12,031,861)          (12,902,171)
                                                                  -----------         ------------          ------------
           Property, plant, and equipment, net                     68,052,399          150,740,078           170,941,996
                                                                  -----------         ------------          ------------
Investment securities - restricted                                  3,063,279                    -                     -
Debt issuance costs, net                                              943,795            5,069,065             4,891,265
Other assets                                                          365,126              328,537               319,573
                                                                  -----------         ------------          ------------
           TOTAL  ASSETS                                          $85,327,677         $271,469,120          $268,411,945
                                                                  ===========         ============          ============
LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK,
AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
      Accounts payable                                            $ 4,306,153         $ 12,307,440          $  7,927,723
      Accounts payable to related parties                           1,408,755              645,464               155,580
      Accrued interest payable                                      2,489,986                    -                     -
      Accrued expenses                                                488,065            1,103,408             1,153,282
      Deferred revenue                                                      -              400,000               400,000
      Current portion of long-term debt                               242,189               92,743                77,011
                                                                  -----------         ------------          ------------
           Total current liabilities                                8,935,148           14,549,055             9,713,596
      Long-term debt, net     `                                    49,561,820          167,055,390           174,139,481
                                                                  -----------         ------------          ------------
           Total liabilities                                       58,496,968          181,604,445           183,853,077
                                                                  -----------         ------------          ------------

Mandatorily redeemable preferred stock due 2009
      7% Cumulative convertible - Series A; $.001 par value, 0
         shares authorized, issued, and outstanding as of
         December 31, 1998; 10,000,000 shares authorized,
         7,505,765 shares issued and outstanding as of December
         31, 1999; 10,000,000 shares authorized,
         7,642,955 shares issued and outstanding as of March 31,
         2000, aggregate liquidation preference of $26,750,342              -           25,478,661            25,980,149
      7% Cumulative convertible - Series B; $.001 par value,
         0 shares authorized, issued, and outstanding as of
         December 31, 1998; 10,000,000 shares authorized,
         7,505,765 shares issued and outstanding as of December
         31, 1999; 10,000,000 shares authorized, 7,642,955
         shares issued and outstanding as of March 31, 2000,
         aggregate liquidation preference of $26,750,342                    -           25,478,661            25,980,149
      8.5% Cumulative convertible - Series C; $.001 par value,
         0 shares authorized, issued, and outstanding as of
         December 31, 1998; 25,000,000 shares authorized,
         22,987,305 shares issued and outstanding as of
         December 31, 1999; 10,000,000 shares authorized,
         23,492,337 shares issued and outstanding as of March
         31, 2000, aggregate liquidation preference of
         $82,223,180                                                        -           79,021,011            80,827,307
                                                                  -----------         ------------          ------------
              Total mandatorily redeemable preferred stock                  -          129,978,333           132,787,605
                                                                  -----------         ------------          ------------

Stockholders' Equity (Deficit)
      Series A Convertible preferred stock, $0.001 par value,
         21,500,000 shares authorized, 19,368,326 shares issued
         and outstanding as of December 31, 1998; none authorized,
         issued, or outstanding as of December 31, 1999 and as of
         March 31, 2000                                                19,368                    -                     -
      Series B Convertible preferred stock, $0.001 par value,
         5,000,000 shares authorized, 311,300 shares issued and
         outstanding as of December 31, 1998; none authorized,
         issued, or outstanding as of December 31, 1999 and as
         of March 31, 2000                                                311                    -                     -
      Series C Senior Convertible preferred stock, $0.001 par
         value, 7,000,000 shares authorized, issued, and
         outstanding as of December 31, 1998; none authorized,
         issued, or outstanding as of December 31, 1999 and as
         of March 31, 2000                                              7,000                    -                     -
      Series D Convertible preferred stock, $0.001 par value,
         1,000,000 shares authorized, issued, and outstanding
         as of December 31, 1998; none authorized, issued, or
         outstanding as of December 31, 1999 and as of
         March 31, 2000                                                 1,000                    -                     -
      Common stock, $.001 par value, 65,000,000 shares
         authorized, 203,548 shares issued and outstanding as
         of December 31,1998; 100,000,000 shares authorized, one
         share issued and outstanding as of December 31, 1999;
         100,000,000 shares authorized, 44,986 issued and
         outstanding as of March 31, 2000                                 204                    -                    45
      Additional paid-in capital                                  118,025,489           78,277,690            78,288,891
      Accumulated other comprehensive income (loss)                    43,429             (115,953)              (61,373)
      Accumulated deficit                                         (91,266,092)        (118,275,395)         (126,456,300)
                                                                  -----------         ------------          ------------
          Total stockholders' equity (deficit)                     26,830,709          (40,113,658)          (48,228,737)
                                                                  -----------         ------------          ------------

          TOTAL LIABILITIES, MANDATORILY REDEEMBABLE
               PREFERRED STOCK, AND STOCKHOLDERS'
               EQUITY (DEFICIT)                                   $85,327,677         $271,469,120          $268,411,945
                                                                  ===========         ============          ============

             The accompanying notes are an integral part of these
                      consolidated financial statements.

                            EarthWatch Incorporated
                         (A Development Stage Company)

                     Consolidated Statement of Operations
--------------------------------------------------------------------------------

                                                                                                                  Period from
                                                                                                                 March 31, 1995
                                   Year Ended December 31,                Three Months Ended March 31,            (Inception)
                          ----------------------------------------      ---------------------------------             To
                          1997            1998             1999            1999                2000              March 31, 2000
                      ----------        ---------        ----------      ----------           -----------        --------------
                                                                        (unaudited)           (unaudited)          (unaudited)
Revenue              $   436,912      $ 1,808,573     $   5,913,310      $  167,247         $   2,019,248         $  15,070,687

Cost of Goods Sold       381,997        1,904,867         5,120,575         142,770             1,343,535            12,385,261
                   -------------   --------------     -------------   -------------         -------------         -------------

     Gross profit
        (loss)            54,915          (96,294)          792,735          24,477               675,713             2,685,426
                   -------------   --------------     -------------   -------------         -------------         -------------
Expenses:
   Selling,
   general and
   administrative      8,587,856        4,975,232        12,762,636       2,231,113             3,015,742            37,763,284
   Research and
   development        19,121,233        9,112,745         6,956,244       2,067,030             2,379,624            60,873,192
   Loss from
   impairment of
   fixed assets       25,518,696          599,015                 -               -                     -            26,117,711
   Gain from
   arbitration
   settlement                  -       (1,514,776)                -               -                     -            (1,514,776)
                   -------------   --------------     -------------   -------------         -------------         -------------
     Total expenses   53,227,785       13,172,216        19,718,880       4,298,143             5,395,366           123,239,411
                   -------------   --------------     -------------   -------------         -------------         -------------
Loss from
 operations          (53,172,870)     (13,268,510)      (18,926,145)     (4,273,666)           (4,719,653)         (120,553,985)
Interest income
 (expense), net        2,441,885          348,955        (1,392,621)        129,795              (651,993)            3,597,481
                   -------------   --------------     -------------   -------------         -------------         -------------
   Net loss          (50,730,985)    (12,919,555)       (20,318,766)     (4,143,871)           (5,371,646)         (116,956,504)

   Mandatorily
   redeemable
   preferred
   stock
   dividends
   and accretion               -                -       (6,690,537)               -            (2,809,259)           (9,499,796)
                   -------------    -------------    -------------    -------------         -------------         -------------
     Net loss
     attributable
     to common
     stockholders  $ (50,730,985)   $ (12,919,555)   $ (27,009,303)  $   (4,143,871)        $  (8,180,905)        $(126,456,300)
                   =============    =============    =============    =============         =============         =============


             The accompanying notes are an integral part of these
                             financial statements.

                            EarthWatch Incorporated
                         (A Development Stage Company)


                     Consolidated Statement of Cash Flows

                                                                                                                        Period from
                                                                                                                      March 31, 1995
                                                                                                                        (Inception)
                                                     Year Ended December 31,            Three Months Ended March 31,        To
                                               1997           1998           1999           1999           2000       March 31, 2000
                                           ------------   ------------   ------------   ------------   ------------   --------------
Cash Flows From Operating Activities                                                     (unaudited)    (unaudited)    (unaudited)
Net loss                                   $(50,730,985)  $(12,919,555)  $(20,318,766)  $ (4,143,871)  $ (5,371,646)  $(116,956,504)
Adjustments to reconcile net loss to
  net cash used by operating activities:
    Depreciation expense                      3,138,931      4,383,188      3,885,611      1,182,628        894,225      14,120,290
    Non-cash interest expense, net of
      amounts capitalized                             -        760,019      4,752,339              -      1,980,668       7,493,026
    Other non-cash charges                       61,419         29,279              -          7,989              -         156,048
    Loss on disposal of property,
      plant and equipment                    55,974,018        667,358          3,346              -              -      56,720,642
    Changes in assets and liabilities:
      Accounts receivable, net              (28,495,851)    28,329,903        (47,995)       436,256        684,691         915,787
      Other assets                             (937,094)     1,243,312       (458,088)      (733,847)       562,068        (512,864)
      Accounts payable                        2,594,384     (2,153,712)     8,001,287      1,960,114     (4,379,717)      7,415,114
      Accounts payable to related
        parties                               1,969,383     (2,484,767)      (763,291)    (1,075,860)      (489,884)        155,580
      Accrued expenses                        2,233,546        282,383     (1,874,643)    (1,559,681)        49,872       1,113,101
      Deferred revenue                              621         (1,667)       400,000              -              -      (1,755,800)
                                           ------------   ------------   ------------   ------------   ------------   -------------
        Net cash provided (used) by
          operating activities              (14,191,628)    18,135,741     (6,420,200)    (3,926,272)    (6,069,723)    (31,135,580)
                                           ------------   ------------   ------------   ------------   ------------   -------------

Cash Flows From Investing Activities
Purchase of investment securities           (16,579,338)      (882,000)   (27,686,994)             -              -     (45,148,332)
Proceeds from maturities of investment
  securities                                  2,304,000      5,431,000      5,853,910      3,716,000      2,814,866      16,403,776
Proceeds from sale of property, plant
  and equipment                                 256,485      3,959,280          1,213              -              -       4,216,978
Construction in progress additions          (53,156,096)   (25,912,268)   (72,681,412)    (4,167,903)   (14,207,685)   (201,103,717)
Other property, plant and equipment
  additions                                  (1,115,314)      (124,893)    (2,557,024)      (264,611)    (1,592,802)    (13,403,425)
                                           ------------   ------------   ------------   ------------   ------------   -------------
        Net cash used in investing
          activities                        (68,290,263)   (17,528,881)   (97,070,307)      (716,514)   (12,985,621)   (239,034,720)
                                           ------------   ------------   ------------   ------------   ------------   -------------
Cash Flows From Financing Activities
Proceeds from issuance of long-term
  notes, net                                 48,268,288              -     97,450,086              -              -     145,718,374
Proceeds from issuance of preferred and
  common stock, net                           6,006,977         50,872     83,512,114            800         11,260     191,133,665
Proceeds from issuance of units, net                  -              -              -              -              -               -
Cash acquired in merger                               -              -              -              -              -         916,457
Principal payments on debt                     (607,595)    (2,023,118)      (322,984)       (48,955)       (30,164)     (4,479,130)
                                           ------------   ------------   ------------   ------------   ------------   -------------
        Net cash provided (used) by
          financing activities               53,667,670     (1,972,246)   180,639,216        (48,155)       (18,904)    333,289,366
                                           ------------   ------------   ------------   ------------   ------------   -------------
        Net increase in cash and cash
          equivalents                       (28,814,221)    (1,365,386)    77,148,709     (4,690,941)   (19,074,248)     63,119,066
Cash and Cash Equivalents
Beginning of period                          35,224,212      6,409,991      5,044,605      5,044,605     82,193,314               -
                                           ------------   ------------   ------------   ------------   ------------   -------------
End of period                              $  6,409,991   $  5,044,605   $ 82,193,314   $    353,664   $ 63,119,066   $  63,119,066
                                           ============   ============   ============   ============   ============   =============

Supplemental Disclosure of Cash Flow
  Information
    Interest paid                          $  2,939,864   $  6,344,475   $  3,150,575   $  3,133,245   $      3,481   $  12,671,989

Supplemental Disclosure of Non-Cash
  Investing and Financing Activities
    New capital lease obligations          $    304,730   $          -   $          -   $          -   $          -   $   1,397,803
    Net book value of assets received in
      merger                                          -              -              -              -              -       4,290,496
    Liabilities assumed in merger                     -              -              -              -              -       3,738,588
    Stockholder advances converted to
      equity                                          -              -              -              -              -       1,030,000
    Property in-kind contributed by
      stockholder                                (3,524)             -              -              -              -       7,521,028
    Non-cash interest capitalized in
      construction in progress                5,670,000      6,056,000     11,340,000      1,749,902      5,295,655      28,506,656
    Capital equipment financed through
      note payable                            1,612,347              -              -              -              -       3,202,132
    Issuance of mandatorily redeemable
      cumulative preferred stock                      -              -     39,765,364              -              -      39,765,364

             The accompanying notes are an integral part of these
                      consolidated financial statements.

Earthwatch Incorporated
(A Development Stage Company)

Consolidated Statement of Stockholders' Equity (Deficit)

------------------------------------------------------------------------------------------------------------------------------------
                                                           Convertible               Convertible            Convertible Senior
                                                            Series A                  Series B                  Series C
                                                         Preferred Stock            Preferred Stock          Preferred Stock
                                                      Shares         Amount       Shares     Amount       Shares        Amount
Balance at January 1, 1995                                   -     $         -          -  $         -            -   $        -
Issuance of stock in exchange for future
      cash contributions and contributions
      of property in-kind                            8,000,000      14,400,000          -            -            -            -
Contribution of net assets in merger                 5,362,285         551,908          -            -            -            -
Issuance of common stock for services
      and for stock options exercised                        -               -          -            -            -            -
Issuance of preferred stock                          5,475,001      21,712,635    189,040    1,890,400            -            -
Property in-kind, conversion of debt, and
      cash contributions from stockholder                    -               -          -            -            -            -
Net loss                                                     -               -          -            -            -            -
                                                   -----------     -----------  ---------  -----------  -----------  -----------
Balance at December 31, 1995                        18,837,286      36,664,543    189,040    1,890,400            -            -
Restatement of capital stock and additional
      paid-in capital for reincorporation as
      of January 1, 1996                                     -     (36,645,706)         -   (1,890,211)           -            -
Issuance of stock in exchange for property
      in-kind and other, net                           513,124             513     22,260           22            -            -
Issuance of preferred stock                                  -               -    100,000          100    7,000,000        7,000
Property in-kind contributed by stockholder                  -               -          -            -            -            -
Net loss                                                     -               -          -            -            -            -
                                                   -----------     -----------  ---------  -----------  -----------  -----------
Balance at December 31, 1996                        19,350,410          19,350    311,300          311    7,000,000        7,000
Issuance of common stock                                     -               -          -            -            -            -
Issuance of common stock for services
      and for stock options exercised                        -               -          -            -            -            -
Issuance of preferred stock                                  -               -          -            -            -            -
Other                                                        -               -          -            -            -            -
Net gain (loss)                                              -               -          -            -            -            -
                                                   -----------     -----------  ---------  -----------  -----------  -----------
Balance at December 31, 1997                        19,350,410          19,350    311,300          311    7,000,000        7,000
Issuance of preferred and common stock for
      stock options exercised                           17,916              18          -            -            -            -
Net loss                                                     -               -          -            -            -            -
                                                   -----------     -----------  ---------  -----------  -----------  -----------
Balance at December 31, 1998                        19,368,326          19,368    311,300          311    7,000,000        7,000
Issuance of preferred and common stock for
      stock options exercised                                -               -          -            -            -            -
Issuance of common stock for warrants
      exercised                                              -               -          -            -            -            -
Surrender and cancellation of shares from Ball
      Technologies Holdings Corp.                   (2,761,983)         (2,762)         -            -            -            -
Reclassification of preferred and common
      stock into Series C 8.5% Cumulative
      Convertible Redeemable Preferred Stock
      Due 2009 in connection with the
      recapitalization                             (16,606,343)        (16,606)  (311,300)        (311)  (7,000,000)      (7,000)
Issuance of preferred and common stock
      in connection with the recapitalization                -               -          -            -            -            -
Issuance of Mandatorily Redeemable preferred
      stock in connection with the unit offering             -               -          -            -            -            -
Mandatorily redeemable preferred stock dividends
      and accretion                                          -               -          -            -            -            -
Net loss                                                     -               -          -            -            -            -
                                                   -----------     -----------  ---------  -----------  -----------  -----------
Balance at December 31, 1999                                 -               -          -            -            -            -
Issuance of preferred and common stock for
      stock options exercised (unaudited)                    -               -          -            -            -            -
Mandatorily redeemable preferred stock dividends
      and accretion                                          -               -          -            -            -            -
Net gain (loss) (unaudited)                                  -               -          -            -            -            -
                                                   -----------     -----------  ---------  -----------  -----------  -----------
Balance at March 31, 2000 (unaudited)                        -     $         -          -  $         -            -  $         -
                                                   ===========     ===========  =========  ===========  ===========  ===========

             The accompanying notes are an integral part of these
                      consolidated financial statements.

Earthwatch Incorporated
(A Development Stage Company)

Consolidated Statement of Stockholders' Equity (Deficit)

------------------------------------------------------------------------------------------------------------------------------------
                                                         Convertible
                                                          Series D                                  Additional     Stock
                                                       Preferred Stock          Common Stock         Paid-in     Subscription
                                                      Shares      Amount     Shares      Amount      Capital      Receivable

Balance at January 1, 1995                                 -   $        -           -   $       -   $        -   $          -
Issuance of stock in exchange
      for future cash contributions
      and contributions of property
      in-kind                                              -            -           1           -            -    (14,400,000)
Contribution of net assets in merger                       -            -           -           -            -              -
Issuance of common stock for services
      and for stock options exercised                      -            -      79,500      63,600            -              -
Issuance of preferred stock                                -            -           -           -            -              -
Property in-kind, conversion of debt,
      and cash contributions from
      stockholder                                          -            -           -           -            -     13,381,523
Net loss                                                   -            -           -           -            -              -
                                                  ----------   ----------  ----------  ----------   ----------     ----------
Balance at December 31, 1995                               -            -      79,501      63,600            -     (1,018,477)
Restatement of capital stock and
      additional paid-in capital for
      reincorporation as of
      January 1, 1996                                      -            -           -     (63,521)  38,599,438              -
Issuance of stock in exchange
    for property in-kind and other, net                    -            -           -           -    2,288,561              -
Issuance of preferred stock                          400,000          400           -           -   69,833,305              -
Property in-kind contributed by stockholder                -            -           -           -      (25,944)     1,018,477
Net loss                                                   -            -           -           -            -              -
                                                  ----------   ----------  ----------  ----------   ----------     ----------
Balance at December 31, 1996                         400,000          400      79,501          79  110,695,360              -
Issuance of common stock                                   -            -           -           -    1,229,240              -
Issuance of common stock for services
      and for stock options exercised                      -            -      69,416          70       55,463              -
Issuance of preferred stock                          600,000          600           -           -    5,999,400              -
Other                                                      -            -           -           -       (4,773)             -
Net gain (loss)                                            -            -           -           -            -              -
                                                  ----------   ----------  ----------  ----------   ----------     ----------
Balance at December 31, 1997                       1,000,000        1,000     148,917         149  117,974,690              -
Issuance of preferred and common stock
     for stock options exercised                           -            -      54,631          55       50,799              -

Net gain (loss)                                            -            -           -           -            -              -
                                                  ----------   ----------  ----------  ----------   ----------     ----------
Balance at December 31, 1998                       1,000,000        1,000     203,548         204  118,025,489              -
Issuance of preferred and common
      stock for stock options exercised                    -            -       1,000           1          799              -

Issuance of common stock for warrants
      exercised                                            -            -   1,556,000       1,556       14,004              -
Surrender and cancellation of shares from Ball
      Technologies Holdings Corp.                          -            -           -           -        2,762              -
Reclassification of preferred and common
      stock into Series C 8.5% Cumulative
      Convertible Redeemable Preferred Stock
      Due 2009 in connection with the
      recapitalization                            (1,000,000)      (1,000) (1,760,548)     (1,761) (39,765,364)             -
Issuance of preferred and common stock
   in connection with the recapitalization                 -            -           1           -            -              -
Issuance of Mandatorily Redeemable preferred
      stock in connection with the unit offering           -            -           -           -            -              -
Mandatorily redeemable preferred stock dividends
      and accretion                                        -            -           -           -            -              -
Net loss                                                   -            -           -           -            -              -
                                                  ----------   ----------  ----------  ----------   ----------     ----------
Balance at December 31, 1999                               -            -           1           -   78,277,690              -
Issuance of preferred and common stock for
      stock options exercised (unaudited)                  -            -      44,985          45       11,201              -
Mandatorily redeemable preferred stock dividends
      and accretion                                        -            -           -           -            -              -
Net gain (loss) (unaudited)                                -            -           -           -            -              -
                                                  ----------   ----------  ----------  ----------  -----------     ----------
Balance at March 31, 2000 (unaudited)                      -   $        -      44,986  $       45  $78,288,891              -
                                                  ==========   ==========  ==========  ==========  ===========     ==========

             The accompanying notes are an integral part of these
                      consolidated financial statements.



                                                  Accumulated
                                                     Other                       Total
                                                 Comprehensive  Accumulated   Stockholders'
                                                 Income (Loss)   (Deficit)   Equity (Deficit)
Balance at January 1, 1995                        $        -   $           -  $           -
Issuance of stock in exchange
      for future cash contributions
      and contributions of property
      in-kind                                              -               -              -
Contribution of net assets in merger                       -               -        551,908
Issuance of common stock for services
      and for stock options exercised                      -               -         63,600
Issuance of preferred stock                                -               -     23,603,035
Property in-kind, conversion of debt,
      and cash contributions from
      stockholder                                          -               -     13,381,523
Net loss                                                   -      (3,909,208)    (3,909,208)
                                                  ----------   -------------  -------------
Balance at December 31, 1995                               -      (3,909,208)    33,690,858
Restatement of capital stock and
      additional paid-in capital for
      reincorporation as of
      January 1, 1996                                      -               -              -
Issuance of stock in exchange
    for property in-kind and other, net                    -               -      2,289,096
Issuance of preferred stock                                -               -     69,840,805
Property in-kind contributed by stockholder                -               -        992,533
Net loss                                                   -     (23,706,344)   (23,706,344)
                                                  ----------   -------------  -------------
Balance at December 31, 1996                               -     (27,615,552)    83,106,948
Issuance of common stock                                   -               -      1,229,240
Issuance of common stock for services
      and for stock options exercised                      -               -         55,533
Issuance of preferred stock                                -               -      6,000,000
Other                                                      -               -         (4,773)
Net gain (loss)                                       80,400     (50,730,985)   (50,650,585)
                                                  ----------   -------------  -------------
Balance at December 31, 1997                          80,400     (78,346,537)    39,736,363
Issuance of preferred and common stock
     for stock options exercised                           -               -         50,872

Net loss                                             (36,971)    (12,919,555)   (12,956,526)
                                                  ----------   -------------  -------------

Balance at December 31, 1998                          43,429     (91,266,092)    26,830,709
Issuance of preferred and common
      stock for stock options exercised                    -               -            800

Issuance of common stock for warrants                      -               -         15,560
      exercised
Surrender and cancellation of shares from Ball
      Technologies Holdings Corp.                          -               -              -
Reclassification of preferred and common
      stock into Series C 8.5% Cumulative                  -               -              -
      Convertible Redeemable Preferred Stock
      Due 2009 in connection with the
      recapitalization                                     -               -    (39,792,042)
Issuance of preferred and common stock
   in connection with the recapitalization                 -               -              -
Issuance of Mandatorily Redeemable preferred
      stock in connection with the unit offering           -               -              -
Mandatorily redeemable preferred stock dividends
      and accretion                                        -      (6,690,537)    (6,690,537)
Net loss                                            (159,382)    (20,318,766)   (20,478,148)
                                                  ----------   -------------  -------------
Balance at December 31, 1999                        (115,953)   (118,275,395)   (40,113,658)
Issuance of preferred and common stock for
      stock options exercised (unaudited)                  -               -         11,246
Mandatorily redeemable preferred stock dividends
      and accretion (unaudited)                            -      (2,809,259)    (2,809,259)
Net loss (unaudited)                                  54,580      (5,371,646)    (5,317,066)
                                                  ----------   -------------  -------------
Balance at March 31, 2000 (unaudited)             $  (61,373)  $(126,456,300) $ (48,228,737)
                                                  ==========   =============  =============

             The accompanying notes are an integral part of these
                      consolidated financial statements.

EarthWatch Incorporated
(A Development Stage Company)

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.   General Information

     EarthWatch Incorporated and its subsidiaries ("EarthWatch" or the "Company"), a development stage company, was incorporated on September 30, 1994 under the laws of the State of Colorado and, on August 21, 1995, was reincorporated in the State of Delaware. The Company commenced operations on March 31, 1995 with the contribution of the net assets of WorldView Imaging Corporation ("WorldView") and certain assets of Ball Corporation ("Ball") (the "Merger") (See "Note 3--Merger Agreement"). The Company is a supplier of digital geographic imagery and is building high-resolution commercial imaging satellites to generate high-quality, direct-to-desktop digital imagery of the earth's surface. The Company's current and anticipated customers include utility, real estate, engineering, transportation, agricultural, and media companies as well as federal, state and local governments.

     Since inception, the Company has incurred considerable losses and is expected to incur additional losses subsequent to March 31, 2000. The Company has not yet generated any significant revenues from its imaging business. Therefore, the Company is considered to be in the development stage.

2.   Summary of Significant Accounting Principles

     Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany investments, accounts, and transactions have been eliminated.

     Cash and Cash Equivalents

     The Company considers all highly liquid investments, excluding restricted investment securities, purchased with an original maturity of three months or less, to be cash equivalents. Cash equivalents are carried at amortized cost.

     Investment Securities

     The Company accounts for its investment securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires that individual debt and equity securities be classified into one of three categories: trading, held to maturity, or available for sale. The Company determines the appropriate classification of investment securities at the time of purchase and reevaluates such designation at each balance sheet date.

     Property and Equipment

     Property and equipment are recorded at cost. Pursuant to SFAS No. 34, "Capitalization of Interest Cost", the cost of significant assets includes capitalized interest incurred during the construction and development period. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets (three to seven years). Leasehold improvements and assets acquired pursuant to capital-lease obligations are amortized on a straight-line basis over the shorter of their useful lives or lease terms; such amortization is included in depreciation expense. Repairs and maintenance are expensed as incurred.

     Long-Lived Assets

     The Company evaluates the recoverability of its long-lived assets based on fair values or undiscounted cash flows, in the event fair value is not readily determinable, whenever events or changes in circumstances occur which indicate the carrying amount of an asset may not be recoverable. Impairments are measured using discounted cash flows.

     Revenue Recognition

     Revenue is primarily derived from the sale of third-party imagery under contracts to customers. Revenue is also earned processing third-party data, such as aerial photography, into usable digital imagery. Revenue from these sales is recognized when the product has been delivered to the customer.

EarthWatch Incorporated
(A Development Stage Company)

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

     Research and Development Costs

     The Company records as research and development expense all engineering costs associated with the design of its satellites where the Company maintains the risk associated with design failure. Once the satellite design is stable and not subject to significant modification, engineering costs are capitalized as investments in satellite equipment.

     Advertising Costs

     Advertising costs are expensed as incurred and historically have been immaterial.

     Stock-Based Compensation

     The Company uses the intrinsic value method of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees to account for all of its employee stock-based compensation plans. Stock-based compensation for nonemployees is computed using the fair value method under SFAS 123, Accounting for Stock-Based Compensation.

     Income Taxes

     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized.

     Fair Values of Financial Instruments

     The Company's financial instruments include cash and cash equivalents, investment securities, accounts receivable, accounts payable, accrued liabilities, and debt. The carrying amounts of financial instruments, other than investments and debt, approximate fair value due to their short-term maturities. The Company's investment securities were accounted for at fair value. The carrying amount of debt approximates its fair value based upon rates currently available for similar instruments.

     Concentration of Credit Risk

     The Company's cash and cash equivalents and investment securities are maintained in various financial institutions. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk in this area.

     Significant Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the periods. Actual results could differ from these estimates, making it reasonably possible that a change in these estimates could occur in the near-term.

     New Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires the recognition of all derivative instruments as either assets or liabilities in the statements of financial position and measurement of those derivative instruments at fair value. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Currently (and historically), the Company does not hold derivative instruments or engage in hedging activities. The adoption of this standard is not expected to have a material effect on the Company's financial statements.

EarthWatch Incorporated
(A Development Stage Company)

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides specific guidance, among other things, as to the recognition of revenue related to up-front non-refundable fees and service charges received in connection with a contractual arrangement. The Company does not anticipate that the adoption of SAB 101 will have a material impact on its financial condition or results of operations.

     As of July 1, 2000, FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of Accounting Principles Board Opinion No. 25," which clarifies certain issues related to the accounting for stock-based compensation, will apply to the Company. The adoption of this standard is not expected to have a material effect on the Company's financial statements.

     Unaudited Interim Financial Statements

     The accompanying interim consolidated financial statements as of March 31, 2000, the consolidated statements of operations, of cash flows, and of stockholders' equity for the three-month periods ended March 31, 2000 and 1999, are unaudited. In the opinion of the Company, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results for the interim periods.

     Comprehensive Income

     Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income includes all changes in equity during a period from non-owner sources. Total comprehensive loss was $50,650,585, $12,876,126, and $20,434,719 for the years ended December 31, 1997, 1998, and 1999, respectively.

     Reclassification

     Certain items previously reported in specific financial statement captions have been reclassified to conform to the current presentation.

3.   Merger Agreement

     On March 31, 1995, Ball and WorldView consummated the Merger pursuant to an Agreement and Plan of Merger (the "Agreement") which was entered into on January 25, 1995. Pursuant to this Agreement, the stockholders of WorldView contributed assets and liabilities of WorldView with a net carrying value of $551,908 in exchange for 5,362,285 shares of the Company's Series A preferred stock ("Series A Preferred Stock"). Pursuant to this Agreement, Ball provided two gimbaled mirror systems in exchange for 875,000 shares of Series A Preferred Stock; Ball also provided $10,000,000 cash in exchange for 7,125,000 shares of Series A Preferred Stock. The contributed net assets were recorded by the Company at amounts equal to Ball's and WorldView's basis in such net assets.

4.   Investment Securities

     In connection with the issuance of the 12 1/2% senior notes (the "Senior Notes"), due March 1, 2001, the Company purchased U.S. Treasury notes to be held in escrow as security for the first six semi-annual interest payments on the Notes. During the third quarter of 1999, these securities were released from escrow in connection with the exchange for 12 1/2% notes due March 1, 2005. During the first quarter of 2000, they were sold and converted to cash.

EarthWatch Incorporated
(A Development Stage Company)

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                                                                                              Gross
                                                                                            Unrealized
                             Investment Securities                              Cost      Gains (Losses)  Fair Value
                             ---------------------                              ----      --------------  ----------
     U.S. Government securities as of December 31, 1998:
        Maturing in one year or less.....................................        (none)           (none)       (none)
                                                                             ==========   =============   ==========

     U.S. Government securities as of December 31, 1999:
        Maturing in one year or less.....................................    $3,078,360        ($51,880)  $3,026,480
                                                                             ==========   =============   ==========

     U.S. Government securities as of March 31, 2000:
        Maturing in one year or less.....................................         (none)          (none)       (none)
                                                                             ==========   =============   ==========

     In connection with the issuance of the 13% senior discount notes (the "Senior Discount Notes"), the Company purchased U.S. Treasury notes to be held in escrow as security for the premiums on the launch insurance on the QuickBird 1 satellite.

                                                                                                   Gross
                                                                                                 Unrealized
                         Investment Securities - Restricted                          Cost      Gains (Losses)  Fair Value
                         ----------------------------------                          ----      --------------  -----------
     U.S. Government securities as of December 31, 1998:
       Maturing in one year or less...........................................    $ 6,642,610      $  21,737   $ 6,664,347
       Maturing in more than one year.........................................      3,041,587         21,692     3,063,279
                                                                                  -----------      ---------   -----------
                                                                                  $ 9,684,197      $  43,429   $ 9,727,626
                                                                                  ===========      =========   ===========

     U.S. Government securities as of December 31, 1999:
       Maturing in one year or less...........................................    $28,438,921       ($64,073)  $28,374,848
                                                                                  ===========      =========   ===========

     U.S. Government securities as of March 31, 2000:
       Maturing in one year or less...........................................    $28,702,415       ($61,373)  $28,641,042
                                                                                  ===========      =========   ===========


5.   Construction In Progress and Loss from Impairment of Fixed Assets

     Construction in progress consists primarily of satellite construction and launch costs, ground station construction costs, and third-party developed software. Construction in progress consisted of the following:

                                 December 31, 1998    December 31, 1999    March 31, 2000
                                 -----------------    -----------------    --------------
QuickBird satellites                   $58,063,457         $125,414,700      $139,798,406
Digital Globe software                     477,315           14,809,982        19,653,719
Ground station equipment                 1,155,365            3,492,280         3,768,178
                                       -----------         ------------      ------------
                                       $59,696,137         $143,716,962      $163,220,303
                                       ===========         ============      ============

     During the year-ended December 31, 1998, the Company determined that certain software would not be used with the QuickBird satellite system. Accordingly, the total accumulated development costs of $599,000 are included in the Statement of Operations as a loss from impairment of fixed assets for the year ended December 31, 1998.

EarthWatch Incorporated
(A Development Stage Company)

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

     On December 24, 1997, the EarlyBird 1 satellite was successfully launched from the Svobodny Cosmodrome. Four days later, on December 28, 1997, the Company's mission operations center lost contact with the satellite. After several weeks of continued unsuccessful efforts to contact EarlyBird 1, management determined that the satellite was lost and filed a proof of loss claim with the Company's insurance carriers. Due to the uncertainty related to the performance of EarlyBird 2 and the costs necessary to complete and launch this second satellite, the Company determined that it would not plan a future launch of EarlyBird 2. Accordingly, as of December 31, 1997, the total accumulated construction costs for the EarlyBird satellite program, including EarlyBird 1, EarlyBird 2, and related ground equipment were included in the Statement of Operations as a $25.5 million loss from impairment of fixed assets, net of the expected insurance proceeds receivable of $29 million.

6.   Debt

     12 1/2% Senior Notes and Warrant Issuance

     On March 19, 1997, the Company issued $50,000,000 in Senior Notes representing 50,000 units. Each Unit included one warrant (the "Warrants") to purchase 31.12 shares of Common Stock at an exercise price of $0.01 per share, subject to adjustment. The Senior Notes rank pari passu in right of payment with all existing and future unsubordinated unsecured indebtedness of the Company.

     Recapitalization

     In April 1999, the Company amended and restated the Senior Notes Indenture, dated as of March 1997. Under the amended and restated Senior Notes Indenture, the new senior notes (the "New Senior Notes") replaced the Senior Notes, extending the maturity from March 1, 2001 to March 1, 2005, and the indenture trustee for the Senior Notes authorized the release of all collateral securing the Senior Notes upon the securing of the New Senior Notes with the proceeds of satellite insurance for QuickBird 1. The Company is to accrete the next six semi-annual interest payments, which will result in an increase of the principal of the securities to $72 million. The interest rate remains at 12 1/2%. The Company recorded an additional discount on the notes equal to the difference between the current principal balance and the principal balance at maturity.

     13% Senior Discount Notes and Series C 8 1/2% Convertible Redeemable Preferred Stock Issuance

     On July 12, 1999, the Company received $136,237,390 gross proceeds from a debt and equity offering. This offering represented 199,000 units, each of which consisted of one Senior Discount Note due July 15, 2007 ("Senior Discount Note") and 49.095 shares of the Company's Series C 8 1/2% Cumulative Convertible Redeemable Preferred Stock ("Series C Convertible Preferred Stock"). Each note had an initial accreted value of $684.61 and has a principal amount at maturity of $1,000.00. The Senior Discount Notes do not begin to accrue cash interest until July 15, 2002. Beginning on January 15, 2003, interest will be payable on January 15 and July 15 of each year. The Company may redeem any of the Senior Discount Notes beginning on July 15, 2004. Issuance costs of $6.0 million were incurred in connection with the issuance of the units. Of these costs, $4.5 million were allocated to the Senior Discount Notes and $1.5 million were allocated to the Series C Convertible Preferred Stock. The Company allocated the gross proceeds between the debt and equity securities issued using their relative fair values. This allocation resulted in additional debt discount of $34,195,000.

     The Company is obligated to use its best efforts to consummate an exchange offer for the Senior Discount Notes by August 15, 2000 or to cause a registration statement with respect to the resales of the Senior Discount Notes to be declared effective as soon as practicable after that time. Prior to that time, the Senior Discount Notes are designated as eligible for trading in private offerings, resales, and trading through automated linkages, or the PORTAL market.

     The Senior Discount Notes rank equally with the other unsubordinated indebtedness of the Company. The Senior Discount Notes will be senior to any subordinated indebtedness of the Company. The notes will be secured by an interest in insurance proceeds that the Company receives in the event of a loss or substantial impairment of its planned QuickBird 1 satellite.

EarthWatch Incorporated
(A Development Stage Company)

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

     The Company's long-term debt and capital-lease obligations are comprised of the following:

                                                                          December 31,   December 31,     March 31,
                                                                          -------------  -------------  -------------
                                                                              1998           1999           2000
                                                                              ----           ----           ----
13% Senior Discount Notes, net of unamortized discount of $0,
 $86,681,504, and $81,189,953, respectively, effective rate of 15.9%....   $        --   $112,318,496   $117,810,047
12 1/2% Senior Notes, net of unamortized discount of $669,944,
 $17,321,394, and $15,714,423, respectively.............................    49,330,056     54,678,606     56,285,577
 Capital-lease obligations..............................................       473,953        151,031        120,868
                                                                           -----------   ------------   ------------
                                                                            49,804,009    167,148,133    174,216,492
 Less: current portion..................................................      (242,189)       (92,743)       (77,011)
                                                                           -----------   ------------   ------------
                                                                           $49,561,820   $167,055,390   $174,139,481
                                                                           ===========   ============   ============

     Future payments under debt and capital-lease obligations are summarized below:

                 2000                                                     $     103,120
                 2001                                                            59,001
                 2002 - 2004                                                 74,240,000
               Thereafter                                                   353,110,000
                                                                          -------------
               Total minimum debt and lease payments                        427,512,121
               Less: amounts representing interest                         (156,361,090)
                                                                          -------------

               Present value of minimum debt and lease payments             271,151,031
               Less: current portion                                            (92,743)
                                                                          -------------
                 Long-term portion                                        $ 271,058,288
                                                                          =============

7.   Stockholders' Equity

     In conjunction with the Company's reincorporation in Delaware on August 21, 1995, the Company changed the par value of its outstanding common stock ("Common Stock") and all convertible preferred stock from no par value to a par value of $0.001.

     Recapitalization

     A special meeting of the Company's stockholders was called in April 1999 to discuss a preferred stock financing and recapitalization of the Company. The stockholders approved and adopted an Amended and Restated Certificate of Incorporation and a Recapitalization Agreement, which resulted in three new series of EarthWatch Preferred Stock. At the closing, shares of the Company's new Series A 7% Cumulative Convertible Redeemable Preferred Stock ("Series A Convertible Preferred Stock") and Series B 7% Cumulative Convertible Redeemable Preferred Stock ("Series B Convertible Preferred Stock") and new Common Stock were sold and issued for an aggregate cash payment of $50,000,000. In accordance with the Recapitalization Agreement, all outstanding shares of Common Stock and former Series A, B, C, and D preferred stock were exchanged (at a 1 to .44116 ratio for all outstanding Preferred Stock and at a 1 to .210202 ratio for all outstanding Common Stock) for an aggregate of 11,042,075 shares of Series C Convertible Preferred Stock.

     Additional Funding

     As discussed in Note 6--Debt, 199,000 units, each of which consisted of one Senior Discount Note and 49.095 shares of Series C Convertible Preferred Stock were issued in July 1999.

     Description of EarthWatch Stock

     The following description summarizes certain terms of the Company's capital stock and certain provisions of the Company's amended and restated certificate of incorporation and bylaws.

EarthWatch Incorporated
(A Development Stage Company)

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

     Old Series A and B Convertible Preferred Stock

     Each share of Series A Convertible Preferred Stock (the "Old Series A Preferred Stock") and Series B Convertible Preferred Stock (the "Old Series B Preferred Stock") was, as of December 31, 1998, convertible into one share of Common Stock, subject to future adjustment in the event of recapitalizations or dividends of Common Stock. The holders of Old Series A Preferred Stock had the contractual right to receive additional shares upon certain issuances of stock for a price less than $4.00 per share. The conversion ratio of Old Series B Preferred Stock was subject to adjustment upon certain issuances of stock for a price less than $10.00 per share.

     All Old Series A and B Preferred Stock, by their terms, were convertible at the option of the holder at any time and converted into Common Stock simultaneously upon an initial public offering with gross proceeds of at least $5,000,000 or with the written notice to the Company from holders of a majority of the outstanding shares of either of the two series of participating preferred stock consenting thereto. Upon conversion, all accrued and unpaid dividends, whether or not declared, were canceled.

     All Old Series A and B Preferred Stock were voting and had liquidation preferences (Old Series A Stock and Series B Stock at $4.00 and $10.00 per share, respectively, plus an amount equal to all declared but unpaid dividends on each share).

     When, and only if, dividends were declared by the Company's Board of Directors, the Series A Stock and Series B Stock participated pari passu and had a right to receive dividends of $0.32 per share per annum prior to any dividends paid to holders of Common Stock. Upon the distribution to each common stockholder of an amount per share equal to $4.00 divided by the Old Series A Stock conversion ratio, the Old Series A Stock, Old Series B Stock, and Common Stock shared in any remaining liquidation distributions on a pro rata as-converted basis.

     Old Series C Senior Convertible Preferred Stock Issuance

     On April 30, 1996, the Company issued 7,000,000 shares of 12% Series C Convertible Senior Preferred Stock (the "Old Series C Preferred Stock") at a price of $10.00 per share. Holders of the Old Series C Preferred Stock were entitled to dividends at an annual rate of 12% of the accreted liquidation preference on a quarterly basis commencing June 30, 1996. All unpaid dividends compounded quarterly at the annual dividend rate. The Company did not declare or pay in cash the dividends accrued as of December 31, 1998. Accordingly, the liquidation preference increased from $10.00 to $13.72 per share as of December 31, 1998.

     Each share of Old Series C Preferred Stock was convertible, at the option of the holder, at any time into one share of Common Stock of the Company, subject to adjustment in certain events. Accrued and unpaid dividends may be converted concurrently with the conversion of the Old Series C Preferred Stock, at the option of the holder only upon certain events, at a conversion price equal to 85% of the market price of the Company's Common Stock.

     Old Series D Convertible Preferred Stock

     The Old Series D Convertible Preferred Stock (the "Old Series D Preferred Stock") had the same terms as the Old Series B Stock but excluded anti-dilution protection.

     Series A and Series B Convertible Preferred Stock

     As of March 31, 2000, there were 7,642,955 shares of Series A Convertible Preferred Stock outstanding held of record by one stockholder and 7,642,955 shares of Series B Convertible Preferred Stock outstanding held of record by six stockholders.

     Except with respect to the voting rights and representation on the board of directors, the Company's Series A Convertible Preferred Stock and Series B Convertible Preferred Stock are identical in all respects.

EarthWatch Incorporated
(A Development Stage Company)

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

     Rank. Series A Convertible Preferred Stock and Series B Convertible Preferred Stock are pari passu and rank senior to Series C Convertible Preferred Stock and Common Stock with respect to dividends, liquidation preference, and redemption.

     Dividends. The holders of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock are entitled to receive cumulative dividends, whether or not declared by the Company's board of directors, at an annual rate of 7% until no later than June 15, 2002. Such dividends are payable quarterly on March 31, June 30, September 30, and December 31, and commenced on June 30, 1999. Such dividends may be paid, subject to certain limitations, at the Company's option, either in cash or in additional shares of Series A Convertible Preferred Stock or Series B Convertible Preferred Stock, as applicable, until June 15, 2002. After June 15, 2002, dividends will accrue at an annual rate of 7% of the liquidation preference and will be payable, when, as, and if declared by the board of directors, in cash only. If any dividend is not paid in full in cash on a quarterly payment date after June 15, 2002, the liquidation preference of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock will be increased by an amount equal to the product of (a) the amount per share not paid divided by the total amount payable per share and (b) one quarter of the dividend rate multiplied by the effective liquidation preference. The Company is prohibited from paying dividends on any shares of stock having rights junior to the Series A and Series B Convertible Preferred Stock until all accumulated dividends have been paid on the Series A and Series B Convertible Preferred Stock.

     Liquidation Preference. Upon liquidation, dissolution, or winding up, the holders of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock will be entitled to receive out of the assets available for distribution prior to and in preference of the Series C Convertible Preferred Stock, an amount equal to $3.50 per share, plus all accrued and unpaid dividends, subject to adjustment.

     Conversion. From June 15, 1999 and until June 15, 2002, each share of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock is convertible at the option of the holder into that number of shares of Common Stock obtained by dividing the applicable liquidation preference, plus any accumulated but unpaid dividends by $3.50, subject to anti-dilution adjustments. Prior to June 15, 2002, each share of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock will automatically convert into Common Stock at the applicable conversion ratio upon the earlier of (a) an initial public offering of shares of Common Stock with an aggregate public offering price of at least $35,000,000 and
     (b) the listing of shares of the Company's Common Stock under certain circumstances. After June 15, 2002, each share of Series A Preferred Stock and Series B Preferred Stock shall not be convertible into common stock.

     Anti-dilution. The conversion price of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock is subject to adjustment under certain circumstances, including upon any subsequent issuance of capital stock. The issuance of the Series C Convertible Preferred Stock resulted in an adjustment in the conversion prices of the Series A and Series B Convertible Preferred Stock.

     Redemption. The Company is required to redeem all of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock outstanding on March 31, 2009, at a redemption price equal to 100% of the then existing applicable liquidation preference, plus accrued and unpaid dividends to the date of redemption, subject to the legal availability of funds.

     Voting Rights. Each holder of Series A Convertible Preferred Stock is entitled to .65 (subject to adjustment) votes per share held (on an as-converted basis) and each holder of Series B Convertible Preferred Stock is entitled to 1.35 (subject to adjustment) votes per share held (on an as-converted basis).

     Board Representation. The holders of Series A Convertible Preferred Stock have the right to elect two persons to the board of directors and the holders of the Series B Convertible Preferred Stock have the right to elect four persons to the board of directors.

     Series C Convertible Preferred Stock

     Rank. The Series C Convertible Preferred Stock is junior to the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, but senior to the Common Stock, with respect to dividends, liquidation preference, and redemption.

EarthWatch Incorporated
(A Development Stage Company)

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


     Dividends. The holders of Series C Convertible Preferred Stock are entitled to cumulative dividends, whether or not declared by the board of directors, at an annual rate of 8.5% until no later than June 15, 2002. Such dividends are payable quarterly on March 31, June 30, September 30, and December 31, and commenced on June 30, 1999. Until June 15, 2002, such dividends may be paid, subject to certain limitations, at the Company's option, either in cash or in additional shares of Series C Convertible Preferred Stock. After June 15, 2002, dividends will accrue at an annual rate of 8.5% of the liquidation preference and will be payable, when, as, and if declared by the board of directors, in cash only. If any dividend is not paid in full in cash on a quarterly payment date after June 15, 2002, the liquidation preference of the Series C Convertible Preferred Stock will be increased by an amount equal to the product of (a) the amount per share not paid divided by the total amount payable per share and (b) one quarter of the dividend rate multiplied by the effective liquidation preference. The Company is prohibited from paying dividends on any shares of stock having rights junior to the Series C Convertible Preferred Stock until all accumulated dividends have been paid on the Series C Convertible Preferred Stock.

     Liquidation Preference. Upon liquidation, dissolution, or winding up, the holders of the Series C Convertible Preferred Stock will be entitled to receive out of the assets available for distribution, following payment of the Series A and Series B liquidation preference, an amount equal to $3.50 per share, plus all accrued and unpaid dividends, subject to adjustment.

     Conversion. Until June 15, 2002, each share of Series C Convertible Preferred Stock will be convertible at the option of the holder into that number of shares of Common Stock obtained by dividing the Series C liquidation preference, plus any accumulated but unpaid dividends by $3.50, subject to anti-dilution adjustments. Prior to June 15, 2002, each share of Series C Convertible Preferred Stock will automatically convert into Common Stock at the applicable conversion ratio upon the earlier of (a) an initial public offering of shares of Common Stock with an aggregate public offering price of at least $35,000,000 and (b) the listing of shares of the Company's Common Stock under certain circumstances. After June 15, 2002, each share of Series C preferred stock shall not be convertible into common stock.

     Antidilution. The conversion price of the Series C Convertible Preferred Stock is subject to adjustment under certain circumstances.

     Redemption. The Company is required to redeem all of the Series C Convertible Preferred Stock outstanding on March 31, 2009, at a redemption price equal to 100% of the effective liquidation preference, plus accrued and unpaid dividends to the date of redemption, subject to the legal availability of funds therefor.

     Voting Rights. Each holder of EarthWatch Series C Convertible Preferred Stock is entitled to one (subject to adjustment) vote per share on an "as-converted" basis.

     Board Representation. The holders of the Series C Convertible Preferred Stock are entitled to elect three members of the board of directors.

     Tag-along Rights. If one stockholder or a group of stockholders proposes to sell any shares of capital stock in one transaction such that, following such sale, shares of capital stock representing more than 35% of the then outstanding shares (on a fully-diluted basis) will have been sold to one holder or a group of related holders, then each holder of Series C Convertible Preferred Stock shall have the right to receive notice of such a transaction and shall also have the right to participate in the transaction and sell a proportionate number of such holders' Series C Convertible Preferred Stock in such transaction.

     Common Stock

     Holders of Common Stock are entitled to one vote for each share held of record at all meetings of the stockholders. Holders of Common Stock are not entitled to cumulative voting rights with respect to the election of directors. Subject to preferences that are applicable to outstanding shares of preferred stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available to be paid.

     In the event of a liquidation, dissolution, or winding up, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of the outstanding preferred stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption provisions applicable to the Common Stock. The outstanding shares of Common Stock are fully paid and nonassessable.

EarthWatch Incorporated
(A Development Stage Company)

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

8.   Stock Options

     The Company maintains a 1995 Stock Option/Stock Issuance Plan (the "95 Plan") pursuant to which incentive and nonqualified stock options to purchase shares of the Company's stock or the stock itself may be issued to employees, officers, directors, and consultants. Under the 95 Plan, incentive stock options are granted at an exercise price not less than the fair value of the stock on the date of grant, as determined by the Company's Board of Directors. Options granted pursuant to the 95 Plan are subject to certain terms and conditions as contained in the 95 Plan itself, generally vest over a four-year period, and are immediately exercisable. Upon termination of services to the Company by the optionee, any exercised but unvested shares are subject to repurchase by the Company at the original exercise price. During 1999, the Board of Directors amended the 95 Plan eliminating future grants.

     In conjunction with the Recapitalization Agreement in 1999, all outstanding options were exchanged for new replacement options for the purchase of Series C Convertible Preferred Stock. The replacement options were granted with terms substantially equivalent to the options they were replacing, except that the exercise prices and number of shares were converted using the same exchange ratios used in the Recapitalization Agreement for outstanding shares.

     Had compensation expense for the Company's stock options been determined based on the fair values at the grant dates for awards under the plan consistent with the method of accounting prescribed by SFAS No. 123, Accounting for Stock-based Compensation, the Company's net loss for the current period would have been as follows:

                                           1997               1998              1999
                                           ----               ----              ----
          Net loss - as reported       $(50,730,985)      $(12,919,555)     $(20,318,766)
          Net loss - pro forma          (50,813,468)       (13,029,611)      (20,396,318)

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                               1997             1998             1999
                                               ----             ----             ----
     Expected dividend yield                       0.00%            0.00%            0.00%

     Expected stock price volatility               0.00%            0.00%            0.00%

     Risk free interest rate               5.80% - 6.76%    5.27% - 5.63%    4.60% - 5.14%

     Expected life of options (years)              5.00             4.42             5.00

     The weighted-average fair values of options granted during 1997, 1998, and 1999 were $0.21, $0.17, and $0.94 per share, respectively. The weighted-average remaining contractual life of outstanding options is approximately seven years.

EarthWatch Incorporated
(A Development Stage Company)

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

     Changes during 1997, 1998, and 1999 in options outstanding were as follows:

                                                    Number     Weighted-    Number     Weighted-     Number     Weighted-
                                                 of Series A    Average   of Common     Average   of Series C    Average
                                                  Preferred    Exercise     Stock      Exercise    Preferred    Exercise
                                                  Shares (1)     Price    Shares (1)     Price     Shares (1)    Prices
                                                  ----------     -----    ----------     -----     ----------    ------
  Outstanding at January 1, 1997                      37,800     $0.05     1,158,300     $0.80
    Options granted                                        -                 620,295      0.80
    Exercised                                              -                 (10,282)     0.80
    Expire                                                 -                (117,571)     0.80
                                                                          ----------     -----
  Outstanding at December 31, 1997                    37,800      0.05     1,650,742      0.80
    Options granted                                        -                 798,655      0.80
    Exercised                                        (17,916)     0.05       (54,631)     0.80
    Expired or terminated                             (2,084)     0.05    (1,019,595)     0.80
                                                     -------     -----    ----------     -----
  Outstanding at December 31, 1998                    17,800      0.05     1,375,171      0.80              -
    As converted                                     (17,800)     0.05    (1,375,171)     0.80        296,916     $3.71
    Adjustment for conversion rounding                                                                     (5)     3.71
    Options granted                                                                                    12,297      3.71
    Exercised                                                                                          (5,025)     3.71
    Expired or terminated                                                                             (10,859)     3.71
                                                                                                      -------     -----
  Outstanding at December 31, 1999                                                                    293,324      3.71
                                                                                                      =======     =====

  Outstanding options vested                                                                          192,716

  Available for grant at December 31, 1999                                                                  0

     (1)  As converted to Series C Convertible Preferred in April 1999.

     On February 15, 2000, the Board of Directors approved the written 1999 Equity Incentive Plan. Options for 2,352,388 shares of Common Stock were issued to EarthWatch employees shortly thereafter with an exercise price of $0.25 per share.

     Stock Warrants
     As of December 31, 1999, the Company had outstanding warrants exercisable for the purchase of 12,462.8 shares of new Series C Convertible Preferred Stock, as converted from 28,250 shares of Series A Stock. The warrants are exercisable at $1.00 per share through May 27, 2001. In addition, warrants were issued in connection with the 12 1/2% Senior Notes and were exercised for the purchase of 1,556,000 shares of Common Stock in connection with the recapitalization and restructuring of the debt (See "Note 6--Debt").

9.   Income Taxes

     At December 31, 1999, the Company had net operating loss carryforwards for federal income tax purposes of approximately $89,027,000. If unused, the carryforwards will expire beginning in 2010. The Internal Revenue code places certain limitations on the annual amount of net operating loss carryforwards which can be utilized if certain changes in the Company's ownership occurs. Changes in the Company's ownership may limit the use of such carryforward benefits.

EarthWatch Incorporated
(A Development Stage Company)

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

     The Company's deferred tax assets are comprised of the following as of December 31:

                                                             1998              1999
                                                         ------------      ------------
  Deferred tax assets
    Net operating loss carryforwards                     $ 31,039,655      $ 33,762,887
    Satellite asset write-off                               4,827,914         4,827,914
    Research credit carryforward                              988,788           988,788
    Accrued vacation benefits                                 108,142           207,098
    Accelerated depreciation                                  112,876            42,858
    Other                                                     255,883           445,109
                                                         ------------      ------------
      Gross deferred tax assets                            37,333,258        40,284,654
  Valuation allowance                                     (37,333,258)      (40,284,654)
                                                         ------------      ------------
      Net deferred tax assets                            $        -0-      $        -0-
                                                         ============      ============

     Net deferred tax assets have been reduced to zero by a valuation allowance based on current evidence which indicates that it is considered more likely than not that these benefits will not be realized.

     The following is a reconciliation of the statutory U.S. Federal income tax rate to the Company's effective income tax rate of continuing operations:

                                                                             Year ended December 31,
                                                                             -----------------------
                                                                       1997           1998            1999
                                                                       ----           ----            ----
  Federal income tax rate                                              34.0%          34.0%           34.0%
  State income tax rate, net of federal benefit                         5.0            5.0             5.0
  Meals and entertainment                                              (0.2)          (0.5)           (0.2)
  Disqualified interest                                               (17.1)             -               -
  Effect of change in valuation allowance and other items             (21.7)         (38.5)          (38.8)
                                                                     ------         ------          ------
  Effective income tax rate                                               -%            - %              -%
                                                                     ======         ======          ======

  Additions to valuation allowance                                   $(20.6)        $ (5.2)         $ (3.0)
                                                                     ------         ------          ------

10.  Benefit Plan

     In October 1995, the Company adopted a 401k Savings and Retirement Plan (the "401k Plan"), a tax-qualified plan covering all of its employees. Employees may elect to contribute, subject to certain limitations, up to 15% of their annual compensation to the 401k Plan. The 401k Plan provides that the Company may contribute matching or additional contributions to the 401k Plan at the discretion of the Board of Directors. The Company did not make any contributions to the 401k Plan in 1997, 1998, or 1999, or during the first quarter of 2000.

11.  Commitments

     Operating Leases
     The Company leases its facilities under various operating lease arrangements. Future minimum lease payments under noncancelable leases as of December 31, 1999 are summarized below:

EarthWatch Incorporated
(A Development Stage Company)

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                    2000                                    $  617,897
                    2001                                       146,220
                    2002                                       133,278
                    2003                                       120,336
                    2004 and thereafter                        120,792
                                                            ----------
               Total minimum lease payments                 $1,138,523
                                                            ==========

     Rent expense relating to the operating leases approximated $1,230,000, $988,422, and $888,305 for the years ended December 31, 1997, 1998, and 1999, respectively.

     Major Contracts

     Ball Aerospace & Technologies Corp. Contract
     In March 1996, the Company entered into a labor hour contract with Ball Aerospace & Technologies Corp. ("Ball Aerospace"), for the provision of engineering services in support of the various tasks associated with the spacecraft as identified and authorized by the Company. This contract is currently in full force and effect. During the year ended December 31, 1997, the Company made payments to Ball Aerospace totaling $22,287,707 under this contract.

     Effective October 14, 1997 in conjunction with the settlement of a letter contract for the design and manufacture of QuickBird 1 & 2, the Company entered into an agreement with Ball Aerospace granting the Company an option to purchase either one or two 1-meter QuickBird spacecraft at varying contract amounts, depending on the timing of the Company's exercise of that option. Under the agreement, Ball Aerospace is permitted to sell spacecraft based on the QuickBird design to third parties under certain circumstances. Ball Aerospace did not perform any work under the agreement from October 1997 through May 1998, and the Company did not make any payments to Ball Aerospace during that time. Pursuant to the terms of the agreement, the Company issued to Ball Aerospace a promissory note in the principal amount of approximately $1.6 million; the Company repaid all obligations outstanding under the note in full on May 15, 1998.

     Effective June 9, 1998, upon the expiration of the Ball Aerospace agreement, the Company entered into a new agreement with Ball Aerospace, which was amended on February 16, 1999. This agreement restarted work on the QuickBird 1, with a total fixed cost of $33.8 million and allowed the Company to exercise an option until March 15, 1999 to purchase a second QuickBird satellite at a cost of $31.1 million. During the years ended December 31, 1998 and 1999, the Company made payments to Ball Aerospace totaling $9,976,000 and $33,455,000 under this contract.

     Eastman Kodak Company Agreement
     During October 1996, the Company and Eastman Kodak Company ("Kodak") entered into an agreement for the QuickBird Sensor Subsystem. Under this agreement, Kodak will provide the necessary resources for the definition, design, production, integration, test, and verification of one Sensor Subsystem and critical parts required for a second Sensor Subsystem. The contract also includes an option for completion of the second Sensor Subsystem. In return, the Company will pay Kodak amounts totaling approximately $18,215,950 based upon the accomplishment of specific program milestones.

     In April 1997, the Company exercised an option with Kodak to begin work on the second Sensor Subsystem, increasing the total contractual value to $24,840,950. During the third quarter of 1997, this agreement was amended to significantly reduce the scheduled level of effort for the period from August 1997 to February 1998.

     In March 1998, the Company and Kodak agreed to a restart of the first Sensor Subsystem with a total value of $21,700,000 and an option for the second. In December 1998, the Company exercised the option for the second subsystem.

EarthWatch Incorporated
(A Development Stage Company)

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

     This increased the total contract value to $26,900,000, of which $5,456,580, $4,325,000, and $5,994,891 have been paid during the years ending December 31, 1997, 1998, and 1999, respectively.

     The first sensor subsystem was delivered in July 1999. The second sensor subsystem was delivered in June 2000.

     Fokker Contract
     In September 1997, the Company signed an agreement with Fokker Space B.V. ("Fokker") for two solar array assemblies in connection with the QuickBird satellite program. The fixed price for this contract is $7,651,000 plus financing charges. During 1998, the Company sold the first assembly to Ball Aerospace at a price equal to the Company's cost in the assembly. The Company has included $712,700 in accounts payable as of December 31, 1999 relating to the services performed by Fokker.

     In February 1999, the Company and Fokker signed a contract for the fabrication of a third solar array, which will be used for QuickBird 2. The contract price is $3,300,000. The array is scheduled for delivery in September 2000. Amounts totaling $500,000, $3,746,578, and $4,415,459 have been paid during the years ending December 31, 1997, 1998, and 1999, respectively.

     ITT Industries, Inc. Transactions
     In December 1998, the Company entered into various contracts with the ITT Systems division of ITT Industries, Inc. for system engineering and other efforts associated with the scheduling and tasking module of the QuickBird satellite and the development of a satellite simulator. The current value of these contracts is $4,099,867 and $441,471.

     In June 1999, EarthWatch entered into a contract relating to a study of a sensor to determine, among other things, the current state of the art of sensor technology, the advantages and disadvantages possessed by the various technologies, and the feasibility of the various sensor technologies. The value of this effort is $204,911.

     Kearfott Guidance & Navigation Corporation
     In March 2000, the Company entered into an incentive agreement with the Kearfott Guidance & Navigation Corporation relating to the purchase order 00RDK00188 with Ball Aerospace and Technologies Corporation to deliver three Two Axis Rate Assemblies ("TARAs") on or before July 31, 2000. These TARAs were received on June 18, 2000 and the Company paid Kearfott one million dollars for early delivery.

     MDA Contract
     During June 1996, the Company and MacDonald Dettwiler and Associates ("MDA") entered into an agreement whereby the Company agreed to purchase a total of $6,800,000 in goods and services from MDA. As of December 31, 1999, the Company has included $307,016 in accounts payable for goods and services from MDA. Amounts totaling $997,225, $322,102, and $3,091,653 have been paid during the years ending December 31, 1997, 1998, and 1999, respectively.

     NASA - Earth Science Enterprise Contract
     In September 1998, the Company entered into a contract with National Aeronautics and Space Administration ("NASA") for the supply of data sets through delivery orders. Contract maximum value is $9,900,000. A formal Delivery Order was received from NASA with a value of $6,202,900. The Company recognized $557,700 and $5,120,286 in revenue under this contract during the years ended December 31, 1998 and 1999, respectively.

     NIMA - Commercial Imagery Infrastructure/Data Buy
     The Company entered into a contract with National Imagery Mapping Agency ("NIMA") for the development and/or enhancement of the Company's infrastructure to facilitate delivery of metadata, imagery products, and wideband imagery data to NIMA, and to provide, upon receipt of a delivery order, metadata, imagery, and wideband imagery products. The current minimum value of the contract is $2,353,500 with a maximum not to exceed value of $100,000,000. The Company recognized $546,675 in revenue under this contract for the year ended December 31, 1999.

EarthWatch Incorporated
(A Development Stage Company)

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

     STC Contract
     In July 1997, the Company and Scientific and Technological Center ("STC Complex") entered into a contract whereby STC will provide launch and associated services for the dormant EarlyBird 2 satellite. The Company can terminate this contract without any additional liability at any time.

     United Start Contract
     The Company has an agreement with United Start Corporation ("United Start"), whereby United Start would provide launch and associated services for the QuickBird 1 satellite launch before November 30, 2001. The Company is to provide a combination of archival data and cash totaling $14,000,000 over the term of the contract. The Company has included $1,850,000 in accounts payable as of December 31, 1999. The Company has paid $153,559 and $3,335,334 during the years ending December 31, 1998 and 1999, respectively.

12.  Summary of Activity by Geographical Area

   ($ in Millions)
   Net Sales                           U.S.         Other      Consolidated
   ---------                           ----         -----      ------------

Cumulative since inception          $ 15,070.6    $      -      $ 15,070.6
1997                                     436.9           -           436.9
1998                                   1,808.6           -         1,808.6
1999                                   5,913.3           -         5,913.3


   Long-Lived Assets                   U.S.         Other      Consolidated
   -----------------                   ----         -----      ------------

1998                                $ 74,625.3    $1,678.3      $ 76,303.6
1999                                 161,093.6     1,678.3       162,771.9

13.  Restatement

     Subsequent to the issuance of the Company's consolidated financial statements for the fiscal year ended December 31, 1999 and the unaudited three-month period ended March 31, 2000, it was determined that the reported dividends and accretion on the Company's mandatorily redeemable preferred stock were incorrectly recorded. As a result, the accompanying consolidated financial statements have been restated using the correct amounts. A summary of the effects of the restatement follows:

                                                               As of or for the period ended (in millions)
                                                        ----------------------------------------------------------
                                                             December 31, 1999                March 31, 2000
                                                        --------------------------      --------------------------
                                                        Previously                      Previously
                                                         reported        Restated        reported        Restated
                                                        ----------      ----------      ----------      ----------
        Mandatorily redeemable preferred stock:                                                 (Unaudited)
          7% Cumulative convertible - Series A          $     24.1      $     25.5      $     24.1      $     26.0
          7% Cumulative convertible - Series B                24.1            25.5            24.1            26.0
          8.5% Cumulative convertible - Series C              75.1            79.0            75.1            80.8
        Accumulated deficit                                  111.7           118.3           117.1           126.5
        Stockholders' equity (deficit)                       (33.5)          (40.1)          (38.9)          (48.2)
        Net loss attributable to common stockholders         (20.4)          (27.0)           (5.4)           (8.2)

     In addition, the unaudited net loss attributable to common stockholders for the period from March 31, 1995 (inception) to March 31, 2000 would have increased from $117.1 million to $126.5 million.